EXHIBIT 99.1

BrooQLy Inc. dba Dynamic Aerospace Systems Appoints FedEx Leader in Logistics to Board of Directors

New Independent Member from FedEx to Advise on Autonomous Logistics for Dynamic Deliveries Division

PHOENIX, ARIZONA – April 9, 2025 – BrooQLy Inc., doing business as Dynamic Aerospace Systems (DAS) (OTCMarkets: BRQL), is thrilled to announce the appointment of Jorge L. Torres to its Board of Directors. Torres, Vice President of Operations of FedEx  México, joins the Board as an independent director, bringing over 30 years of industry expertise to support the growth of the company’s Dynamic Deliveries division.

Since 2012, Torres has overseen one of Latin America's most complex logistics networks. Under his leadership, FedEx successfully integrated Multipack. Recognized as one of Mexico’s most trusted and influential logistics leaders, Torres has a proven track record of operational excellence, innovation, and employee engagement.

“We are excited to welcome Jorge L. Torres to our Board of Directors,” said the current Board in a joint statement. “His extensive experience at FedEx and deep understanding of logistics operations make him an exceptional strategic advisor. Jorge’s insights will be instrumental as we expand our Dynamic Deliveries division and pioneer autonomous delivery technologies at scale.”

Torres holds an MBA from EGADE Business School and is widely regarded for his leadership. His appointment reflects Dynamic Aerospace’s focus on building a world-class board to drive innovation and operational excellence.

The Dynamic Deliveries division of DAS focuses on developing autonomous logistics technologies to enhance efficiency, reliability, and sustainability in aerospace and delivery operations. Jorge will provide strategic guidance on integrating autonomous systems into real-world logistics frameworks, leveraging his extensive industry knowledge.

BrooQLy Inc. dba Dynamic Aerospace Systems continues to strengthen its leadership team as it drives innovation in the aerospace sector. The addition of Jorge follows the recent appointment of Ron J. Rich, a Honeywell Aerospace executive, underscoring DAS’s commitment to assembling a world-class board to support its ambitious growth plans.

About BrooQLy Inc. dba Dynamic Aerospace Systems (DAS)

BrooQLy Inc., operating as Dynamic Aerospace Systems (OTCMarkets: BRQL), is a forward-thinking aerospace company dedicated to advancing autonomous systems and next-generation aerospace technologies. With its Dynamic Deliveries division, DAS is redefining logistics through innovative, scalable solutions that address the evolving needs of the global market.

www.dynamicaerosystems.com

Media Contact:  Shannon Rigney, VP: IR@dynamicaerosystems.com

Links:

LinkedIn Profile - Jorge L. Torres

https://www.linkedin.com/in/jorge-l-torres

His professional profile detailing his role as Vice President of Operations of FedEx Mexico and career highlights.

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